RULE 424(b)(3)

                                                      REGISTRATION NO. 333-26211

PRICING SUPPLEMENT NO. 24                      TO PROSPECTUS DATED JUNE 27, 1997
                                                 (As supplemented June 27, 1997)

                             IBM CREDIT CORPORATION

                MEDIUM-TERM NOTES (Floating Rate Note) Extendible

               (Due from 9 months to 30 years from date of issue)


Designation: Floating Rate Notes Due November 1, 1999 Extendible

Principal Amount:   $250,000,000

Issue Price (as a percentage of Principal Amount): 101.4825%

Base Rate:

     For each Interest Reset Date prior to November 1, 1999: LIBOR.

     For the November 1, 1999 Interest Reset Date: Other (the Minimum  Reference
     Rate).

Spread:

     LIBOR Spread: For each Interest Reset Date prior to November 1, 1999, 8 basis points.

     CMT Spread: For the November 1, 1999 Interest Reset Date a number of basis points equal to or greater than zero determined by the Company as described under the heading "Interest".

Original Issue Date:

     October 30, 1997

Initial Maturity Date:

      November 1, 1999

Extendible Maturity Date:

      November 1, 2009

Regular Record Dates:

     Fifteenth calendar day (whether or not a Business Day) prior to the corresponding Interest Payment Date

Interest Payment Dates:

     Each May 1, and November 1, commencing May 1, 1998 and ending on the applicable Maturity Date

Minimum Reference Rate:  5.535%

Redemption Provisions:

     As described under the heading "Redemption"

Commission or Discount (as a percentage of Principal Amount):

     0.1759%

Interest Determination  Date:

     For each Interest Reset Date prior to the November 1, 1999 Interest Reset Date, the second London Banking Day preceding each Interest Reset Date; and for the November 1, 1999 Interest Reset Date the ninth Business Day next preceding the November 1, 1999 Interest Reset Date.

CUSIP:

     44922L4U7

Designated LIBOR Page:

     Telerate Page 3750.

LIBOR Index Maturity:

     Three months.

Interest Reset Dates:

     The Original Issue Date and each February 1, May 1, August 1 and November 1 commencing February 1, 1998; and ending on the applicable Maturity Date.

Interest Reset Period:

     Commencing with and including the preceding Interest Reset Date (or the Original Issue Date in the case of the Initial Interest Reset Period) to, but excluding, the following Interest Reset Date.

Calculation Date:

     The Calculation Date for the November 1, 1999 Interest Reset Date shall be the corresponding Interest Determination Date.

Trustee:
     The Chase Manhattan Bank

Form:   [X] Book-Entry
        [ ] Certificated

Noteholder:

     The registered holder of a Note. For so long as the Notes are held in Book-Entry form, the Noteholder shall be the nominee of The Depository Trust Company, which shall initially be Cede & Co. See the discussion under the heading "Book-Entry Notes" in the Prospectus Supplement.

Minimum Denominations:

     $25,000 and integral multiples of $1,000 in excess thereof



     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                                    INTEREST

     The interest rate for each Interest Reset Period prior to the Interest Reset Period which commences on November 1, 1999 will be the applicable LIBOR Rate plus the LIBOR Spread. The interest rate for each Interest Reset Period thereafter, if any, will be the interest rate determined on the Interest Determination Date for the November 1, 1999 Interest Reset Date which will be equal to the Minimum Reference Rate plus the CMT Spread.

     By 10 a.m. on the Interest Determination Date next preceding the November 1, 1999 Interest Reset Date, the Company (in its sole discretion but following consultation with three dealers selected by the Company which make a market in debt securities of the Company) shall determine a spread (the "CMT Spread") over the CMT Rate for a hypothetical note issued by the Company priced on such Interest Determination Date for settlement on the Initial Maturity Date with a maturity date of the Extendible Maturity Date.


     For the purposes of calculating the CMT Rate and certain other calculations described herein, the Company has entered into a Calculation Agency Agreement dated October 30, 1997 (the "Calculation Agency Agreement") with Lehman Brothers Inc. (the "Calculation Agent", which expression shall include any successor as Calculation Agent under the Calculation Agency Agreement). The Calculation Agent shall calculate the CMT Rate as of the Interest Determination Date next preceding the November 1, 1999 Interest Reset Date and shall notify the Issuer and the Trustee of the CMT Rate, the applicable redemption price for the Notes and, if applicable (as described below under "Redemption") the fixed interest rate applicable to all Interest Reset Periods commencing on or after November 1, 1999, (collectively, the "Determinations") on the date of such calculation. The Trustee shall in turn notify the Noteholders of the Determinations as soon as practicable after its receipt of the Determinations by providing a notice substantially in the form of Annex B-1 hereto.

     The calculation by the Calculation Agent of the Determinations shall, in the absence of manifest error, be binding on the Company, the Trustee and the Noteholders, and, absent negligence or bad faith no liability shall attach to the Calculation Agent in connection with any such calculation. The Calculation Agency Agreement contains provisions for the indemnification of the Calculation Agent and for its relief from responsibility in connection with certain matters. The Calculation Agent is entitled to enter into financial or other transactions with the Company as freely as if it were not an agent under the Calculation Agency Agreement.

     In acting under the Calculation Agency Agreement, the Calculation Agent will act solely as agent for the Company and will not assume any obligation to or relationship of agency or trust for or with the Noteholder.

     The Company reserves the right at any time to vary or terminate the appointment of the Calculation Agent, provided that it will at all times maintain a Calculation Agent.

     From the Original Issue Date to but excluding the Initial Maturity Date interest on the Notes will be calculated based on the actual number of days elapsed and a year of 360 days. For any Interest Reset Period thereafter, interest on the Notes will be calculated based on a year of 360 days comprised of twelve thirty-day months.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.


                                   REDEMPTION

     At least 20 but not more than 30 days prior to the Initial Maturity Date, the Trustee shall provide a notice to the Noteholder substantially in the form of Annex A hereto which notice shall: (i) describe the circumstances pursuant to which the Notes may be extended upon the election of the Noteholder, including that the CMT Rate must be less than or equal to the Minimum Reference Rate for extension of the Notes to be permitted; and (ii) identify an officer of the Calculation Agent that will provide the Noteholder (and beneficial owners of the Note) with information concerning the applicable redemption price, the CMT Rate, and if applicable, the fixed interest rate on the Notes applicable to all Interest Reset Periods commencing on or after November 1, 1999.

     If the CMT Rate on the Interest Determination Date next preceding the November 1, 1999 Interest Reset Date is greater than the Minimum Reference Rate, the Notes will not be extendible and will mature on the Initial Maturity Date at a redemption price equal to par.

     If the CMT Rate on the Interest Determination Date next preceding the November 1, 1999 Interest Reset Date is less than or equal to the Minimum Reference Rate, the Notes shall be redeemed by the Company on the Initial Maturity Date at a redemption price equal to the greater of (a) par or (b) the price of a hypothetical note issued by the Company on the Initial Maturity Date with a maturity date of the Extendible Maturity Date, that pays interest semi-annually at a fixed interest rate per annum equal to the Minimum Reference Rate, and a yield to maturity equal to the CMT Rate for the Interest Determination Date next preceding the November 1, 1999 Reset Date; provided, however, that if the Trustee receives notice from the Noteholder by not later than 5:00 p.m. (EST) on the fifth Business Day prior to the Initial Maturity Date in the form of Annex B-2 hereto to extend any Notes the maturity of such Notes will be extended to the Extendible Maturity Date.

     All notices and communications in respect of the Notes will be mailed only to The Depository Trust Company ("DTC") (or its nominee). For so long as the Notes are represented by Global Notes, DTC's nominee will be the holder of such Notes and therefore will be the only entity that can exercise a right to extend the maturity of all or a portion of such Notes. In order to ensure that DTC's nominee will timely exercise such right with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to extend the maturity of such Note. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cutoff time by which such an instruction must be given in order for timely notice to be delivered to DTC.

     "CMT Rate" means, with respect to the Interest Determination Date next preceding the November 1, 1999 Interest Reset Date, the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index". If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such Interest
Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Rate) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York ( which may include the Agent or its affiliates) selected by the Calculation Agent from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately
3:30 P.M., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such Interest Determination Date will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Maturity Index" means 10 years.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on page 7055 (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

     In addition, the Notes may be redeemed as a whole or in part, at the option of the Company at any time after November 1, 1999, upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the Noteholder at its last registered address, all as provided in the Indenture, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in either case accrued interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the  Trustee  obtains  fewer  than four such  Reference  Treasury  Dealer
Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of the then current dealers in the Company's Medium Term Note program and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Trustee shall use such lesser number of dealers. If less than four such dealers are Primary Treasury Dealers, the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

                              PLAN OF DISTRIBUTION

     The Notes will be placed by Lehman Brothers Inc., as agent, with one or more investors at a price equal to the Issue Price set forth above.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of certain U.S. federal income tax considerations relevant to the purchase, beneficial ownership and disposition of a Note purchased at initial issuance and held as a capital asset, but does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase a Note. This summary deals only with owners of Notes that are (i) citizens or residents of the United States or any State or political subdivision thereof, (ii) corporations, partnerships and other business entities created or organized under the laws of the United States, (iii) estates the income of which is subject to United States federal income taxation regardless of its source, and (iv) trusts if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantive decisions (each, a "U.S. Holder"). This summary does not address investors that may be subject to special rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, persons whose functional currency is not the United States dollar, and persons that will hold a Note as part of a "straddle" or "conversion transaction" for federal income tax purposes or otherwise as part of an integrated transaction.

     This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change, with possible retroactive effect. No ruling from the Internal Revenue Service (the "IRS") will be sought with respect to the Notes, and the IRS could take a contrary view with respect to the matters described below. This summary supplements the discussion contained in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations," and supersedes that discussion to the extent inconsistent therewith. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Overview.

     The Notes provide for unconditional redemption by the Company on the Initial Maturity Date, subject to the ability of the Noteholder, under certain circumstances, to extend the maturity of the Note to the Extendible Maturity Date. As described below under the headings "--Term of the Notes" and "--Exercise of the Extension Option," although for corporate law purposes the Notes are treated as debt instruments that mature on the Extendible Maturity Date, for federal income tax purposes the Notes should be treated as debt instruments with a term that ends on the Initial Maturity Date (the "Initial Notes") that are exchangeable for new debt instruments (the "Reset Notes") that are issued on the Initial Maturity Date and mature on the Extendible Maturity Date. In addition, as discussed below under the heading "--Tax Treatment of the Initial Notes," because the Initial Notes may be redeemed on the Initial Maturity Date at a contingent price in excess of par, the Initial Notes should be treated as "contingent payment debt instruments" ("CPDIs") for federal income tax purposes.

Term of the Notes.

     The Notes provide for an Initial Maturity Date on which the Company is unconditionally required to redeem the Notes in full, and provides the Noteholder with the option to extend the maturity of the Notes to the Extendible Maturity Date. Under certain Treasury regulations, a "significant modification" of a debt instrument is treated as an exchange (which may be taxable) of the original (unmodified) debt instrument for the modified debt instrument. The Noteholder's exercise of its ability to extend the maturity of the Notes to the Extendible Maturity Date would be treated as a "modification" for this purpose. Such a modification would be treated as a "significant modification" that gives rise to a deemed exchange if the extension is deemed to cause a "material deferral of scheduled payments." The Treasury regulations provide that the materiality of a deferral depends on all of the facts and circumstances, including the length of the deferral, the original term of the instrument, the amounts of the payments that are deferred, and the time period between the modification and the actual deferral of payments. A "safe harbor" in the regulations provides that a deferral is not material if, in general, the deferred payments are unconditionally payable within a period that begins on the original due date and extends to the earlier of five years later or a period equal to 50% of the original term of the instrument.

     The Notes provide for repayment of principal after two years and, if they are extended, the repayment of principal will be deferred for an additional ten years. Thus, the Notes will not qualify for the safe harbor described above. Although not free from doubt, the deferral of principal for ten years upon exercise of the extension option should be treated as a "material deferral of scheduled payments" within the meaning of the Treasury regulations and therefore should cause the Initial Notes to be deemed for federal income tax purposes to be exchanged for the Reset Notes on the Initial Maturity Date. If, nevertheless, the extension of the Notes is not treated as a material deferral of scheduled payments on the Initial Notes, the Initial Notes would still be deemed for federal income tax purposes to be exchanged for the Reset Notes if the yield on the Reset Notes varies from the Initial Notes' yield (or possibly their "comparable yield," determined as discussed below) by more than the greater of
(i) 25 basis points (1/4 of one percent) or (ii) 5% of the yield of the Initial Notes.

     Because the Notes either will be redeemed by their terms on the Initial Maturity Date or should be treated as exchanged for federal income tax purposes on such date (and therefore effectively redeemed), the Initial Notes should be treated as having a term of two years. If the IRS were to successfully assert that the maturity date of the Initial Notes is not the Initial Maturity Date but instead is the Extendible Maturity Date, inclusions by U.S. Holders of original issue discount on the Notes could differ from the amounts described below under the heading "--Accruals of Original Issue Discount on the Initial Notes." Prospective investors should consult their tax advisors regarding the term of the Notes for federal income tax purposes.

Tax Treatment of the Initial Notes.

     Characterization of the Initial Notes as CPDIs. The definition of a CPDI generally includes debt instruments that provide for contingent payments and which are not expressly excluded from the CPDI rules. The Initial Notes provide for the possibility of a payment on the Initial Maturity Date whose amount is not fixed on the Original Issue Date; moreover, the Initial Notes do not bear interest at a rate or rates that would cause them to be excluded from the CPDI rules. Accordingly, the Notes should be treated as CPDIs for federal income tax purposes. Under the Treasury regulations governing CPDIs, accruals of income, gain, loss and deduction with respect to CPDIs are determined under the "noncontingent bond" method, described below.

     Accruals of Original Issue Discount on the Initial Notes. Under the noncontingent bond method, U.S. Holders of the Notes will accrue original issue discount ("OID") over the term of the Note based on the Note's "comparable yield." In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield generally will be equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer's reasonable determination of a comparable yield is generally respected and binding on holders of the CPDI.

     As described above under the heading "--Term of the Notes," for purposes of determining the comparable yield of the Notes, the term of the Notes for federal income tax purposes should be treated as the period between the Original Issue Date and the Initial Maturity Date. Based on this term, the comparable yield of the Notes (the "Comparable Yield") should be equal to 5.86%, on a bond-equivalent yield basis (compounded semi-annually, based on a 30/360 convention).

     Accordingly, U.S. Holders will generally accrue OID in respect of the Notes at a rate equal to the Comparable Yield. The amount of OID allocable to each semi-annual accrual period will be the product of the "adjusted issue price" of the Initial Notes at the beginning of each such semi-annual accrual period and the Comparable Yield. The "adjusted issue price" of the Initial Notes at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of U.S. Holder, less any payments made on the Notes on or before the first day of the accrual period. The amount of OID includible in the income of each U.S. Holder for each taxable year will generally equal the sum of the "daily portions" of the total OID on the Notes allocable to each day during the taxable year on which a U.S. Holder held the Notes. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period.

     Under the noncontingent bond method, the comparable yield of a CPDI is used to construct an assumed payment schedule that produces the comparable yield. The assumed payment schedule consists of all noncontingent payments due on the CPDI and assumed amounts of all contingent payments due on the CPDIs. If contingent payments are based on market information, the relative amount of each assumed payment is based on the amount that a party would agree to pay an unrelated party, as of the issue date of the CPDI, for the right to each such contingent payment on the date the contingent payment is made. Under this method, and assuming a term for the Initial Notes ending on the Initial Maturity Date, the assumed payment schedule for the Notes is: a payment equal to 2.98% of the Principal Amount on May 1, 1998, a payment equal to 3.04% of the Principal Amount on November 1, 1998, a payment equal to 2.96% of the Principal Amount on May 1, 1999, and a final payment (the "Assumed Final Payment") equal to 104.40% of the Principal Amount on November 1, 1999 (which is the Initial Maturity
Date). Under the noncontingent bond method, the assumed payment schedule is not revised to account for changes in circumstances that occur while the Notes are outstanding. The Comparable Yield and the assumed payment schedule (including the assumed final payment) are used to determine accruals of OID for tax purposes only and are not assurances by the Company with respect to the actual yield or payments on the Notes and do not necessarily represent the Company's expectations regarding the Note's yield or the amount of the Final Maturity Payment.

     If the actual amounts of contingent payments are different from the amounts reflected on the assumed payment schedule, a U.S. Holder will be required to make adjustments in its OID accruals when such amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as "positive adjustments"; adjustments arising from contingent payments that are less than the assumed amounts are referred to as "negative adjustments." Positive and negative adjustments are netted for each taxable year with respect to each CPDI. Any net positive adjustment for a taxable year will be treated as additional OID income of the U.S. Holder. Any net negative adjustment will reduce any OID on the Initial Note for the taxable year that would otherwise accrue. Any excess then will be treated as a current-year ordinary loss to the U.S. Holder. Positive and negative adjustments described in this paragraph have no effect on a U.S. Holder's basis or the Initial Notes' adjusted issue price.

     Sale, Exchange or Retirement of the Initial Notes. Upon a sale or exchange of an Initial Note, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale or exchange (less any accrued interest, which would be taxable as such) and the U.S. Holder's tax basis in the Note. Such gain or loss will generally be treated as OID income or ordinary loss. However, any loss in excess of the amount of the U.S. Holder's total OID inclusions will be treated as a capital loss. If a U.S. Holder does not exercise the extension option, and the actual amount of the payment on the Initial Maturity Date is different than the Assumed Final Payment, the U.S. Holder will generally recognize a positive adjustment or negative adjustment as described above.

Exercise of the Extension Option.

     If a U.S. Holder exercises the extension option and either the Initial Notes or the Reset Notes are not treated as securities for federal income tax purposes, then a U.S. Holder would recognize gain or loss equal to the difference between (i) the "issue price" of the Reset Note, except to the extent a portion of such Reset Note is allocable to accrued but unrecognized interest on the Initial Note, which portion will be taxed as ordinary income, and (ii) the U.S. Holder's adjusted tax basis in its Initial Note (determined as discussed above under the heading "--Accruals of Original Issue Discount on the Initial Notes."). The character of such gain or loss (as capital gain or loss, or as ordinary income) would also generally be determined as described above in the same heading. In such a case, U.S. Holders will have an initial tax basis in the Reset Note equal to its issue price.

     If, on the other hand, a U.S. Holder exercises the extension option and both the Initial Notes and the Reset Notes are treated as securities for federal income tax purposes, then a U.S. Holder would not recognize any loss but would recognize any gain (i) to the extent a portion of the Reset Note is allocable to accrued but unrecognized interest in respect of the Initial Note, which portion will be taxed as ordinary income, and (ii) to the extent that the issue price of the Reset Note exceeds the U.S. Holder's adjusted tax basis in its Initial Note. The character of such gain or loss (as capital gain or loss, or as ordinary income) would generally be determined as described above under the heading "--Accruals of Original Issue Discount on the Initial Notes." In such event, a U.S. Holder will have a tax basis in the Reset Note equal to its tax basis in the Initial Note plus any gain recognized.

     Whether a debt instrument qualifies as a security for federal income tax purposes depends on an overall evaluation of the nature of the debt instrument at the time it is issued (or deemed to be issued), with the term of the debt instrument usually regarded as the most important factor. Under current law, debt instruments with a five-year term or less generally do not qualify as securities for federal income tax purposes, whereas debt instruments with a ten-year term or more generally do qualify. As discussed above, although the Notes are treated for corporate law purposes as a debt instrument that matures on the Extendible Maturity Date, if the extension option is exercised, for federal income tax purposes the Initial Notes will be treated as exchanged for the Reset Notes. Accordingly, the Initial Notes should be treated as having an original maturity of two years and the Reset Notes should be treated as issued with a maturity of ten years. Thus, it is unlikely that the Initial Notes qualify as securities for federal income tax purposes (but it is likely that the Reset Notes would so qualify).

     The issue price of the Reset Notes will depend upon whether the Notes are treated as "traded on an established market" within the sixty-day period ending thirty days after the Initial Maturity Date. If the Notes are treated as traded on an established market within such period, their issue price will generally be equal to their trading price. If the Notes are not treated as traded on an established market within such period, the issue price of the Reset Notes will generally equal their principal amount so long as the Interest Rate on the Reset Notes is at least equal to the "applicable federal rate" (a rate published monthly by the IRS).

     In general, the Notes will be treated as traded on an established market if
(i) the Notes are listed on certain qualifying interdealer quotation systems or foreign securities exchanges, (ii) the Notes appear on a system of general circulation that provides a reasonable basis to determine their fair market value, or (iii) price quotations for the Notes are readily available from dealers, brokers or traders. Lehman Brothers Inc., as agent, has advised the Company that it is unlikely that the Notes initially will be traded on an established market, although the Notes could trade on an established market in the sixty-day period ending thirty days after the Initial Maturity Date. Prospective investors should consult with their tax advisors with respect to the federal income tax consequences to them of electing to extend the maturity of the Notes.

Tax Treatment of the Reset Notes.

     Stated Interest. U.S. Holders of Reset Notes will include payments of stated interest received on the Reset Notes in accordance with their method of accounting, as ordinary interest income.

     Original Issue Discount or Premium on Reset Notes. If the Notes are treated as traded on an established market within the sixty-day period ending thirty days after the Initial Maturity Date, and the issue price of a Reset Note is determined to be less than its principal amount by more than a de minimis amount, then such Reset Note will be treated as issued with original issue discount, which the U.S. Holder would generally include in income as it accrues on a constant yield basis over the term of the Reset Note. If the issue price of a Reset Note is determined to be greater than its principal amount, then such Reset Note will be treated as issued with "amortizable bond premium," which such U.S. Holder may elect to deduct on a constant yield basis over the Reset Note's term as an offset to interest income. If the Notes are not treated as traded on an established market within the sixty-day period ending thirty days after the Initial Maturity Date, the Reset Notes will not be treated as issued at a premium, and will not be treated as issued at a discount (and therefore will be treated as issued for their principal amount) so long as the Interest Rate on the Reset Notes is at least equal to the "applicable federal rate" (a rate published monthly by the IRS).

     Sale, Exchange or Retirement of Reset Notes. In general, a U.S. Holder of a Reset Note will have a tax basis in such Note equal to the issue price of such Note, increased by any amount includible in income by such holder as OID and reduced by any amortized bond premium and any payments other than payments of stated interest on such Reset Note. Upon a sale, exchange or retirement of a Reset Note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest which would be taxable as such) and the U.S. Holder's tax basis in the Reset Note. Such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Reset Note for more than one year of the time of disposition.

Information Reporting and Backup Withholding.

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished.


Dated: October 30, 1997

                                                                  ANNEX A to the
                                                              Pricing Supplement

To:    [CEDE & CO., as nominee of
       The Depository Trust Company]

                                                          October [   ], 1999*

                             IBM Credit Corporation
                           $250,000,000 Floating Rate
                     Medium-Term Notes due November 1, 1999
                            Extendible (the "Notes")
                                CUSIP: 44922L4U7


Pursuant to the terms of the Notes we hereby give you notice of the following:

On the ninth Business Day preceding November 1, 1999 (the "Interest Determination Date") Lehman Brothers Inc. as Calculation Agent will calculate the rate on the Constant Maturity Treasury 10 Year, as published in the Federal Reserve H-15 Report for such date (the "CMT Rate"). The Noteholder (as well as beneficial owners of the Notes) may obtain such calculation by contacting the Calculation Agent at the address specified below on or after the Interest Determination Date.

If the CMT Rate is greater than 5.535% (the "Minimum Reference Rate") the Notes will not be subject to extension and will mature at a price of par on November 1, 1999 (the "Initial Maturity Date").

     If the CMT Rate is less than or equal to the Minimum Reference Rate, all or a portion of the Notes may be extended at the election of the Noteholder provided that the Trustee receives notice from the Noteholder substantially in the form of Annex B-2 hereto in writing (including by facsimile) of the election to extend not later than 5:00 p.m. EST on the fifth Business Day preceding November 1, 1999 (the "Notice Deadline").

Since the Note is represented by a global Note, The Depository Trust Company's ("DTC's") nominee is the holder of such Note and therefore is the only entity that can exercise a right to extend the maturity of such Note. In order to ensure that DTC's nominee will timely exercise such right with respect to a particular Note, each beneficial owner of the Note must instruct its broker or other direct or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to extend the maturity of such Note. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the Note in order to ascertain the cutoff time by which such an instruction must be given in order for notice to be delivered to DTC prior to the Notice Deadline.

--------
*To be dated at least 20 but no more than 30 days prior to November  1, 1999.

If the CMT Rate is less than or equal to the Minimum Reference Rate and the Noteholder does not elect to extend the Note (or such Noteholder's notice of extension is received by the Trustee later than the Notice Deadline) such Notes will be redeemed on November 1, 1999 at a price equal to the greater of: (i) par; and (ii) the price of a hypothetical 10 year corporate note with semiannual interest payments for settlement on November 1, 1999 with a coupon equal to the Minimum Reference Rate and yield to maturity equal to the CMT Rate.

Any Note extended as provided in the second preceding paragraph will mature on November 1, 2009 and will bear interest at a fixed rate equal to the sum of the Minimum Reference Rate and the CMT Spread. The CMT Spread will be a spread over the CMT Rate for a hypothetical note issued by the Company priced on such Interest Determination Date for settlement on the Initial Maturity Date with a Maturity Date of the Extendible Maturity Date and will be determined on the Interest Determination Date by the Company in its sole discretion following consultation with any three dealers which make a market in debt securities of the Company.

The Noteholder (or any beneficial owner of a Note) desiring information concerning the calculation of the applicable redemption price, the CMT Rate, and, if applicable, the fixed interest rate for the Notes following November 1, 1999 may contact the Calculation Agent on or after October 19, 1999 at the following address:

                           Lehman Brothers Inc.
                           3 World Financial Center, 9th Floor
                           New York, New York  10285
                           Attention:  Medium-Term Note Trading Desk
                           Telephone:  (212) 526-8420
                           Facsimile:  (212) 528-6139


As set forth above, any beneficial owner of a Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to extend the maturity of such Note; such notice must be provided to such broker or other direct or indirect participant at the address such broker or direct or indirect participant provides.

Any DTC Participant may provide notices directly to DTC.

Words and expressions used herein have the meanings ascribed thereto in the Notes.

THE CHASE MANHATTAN BANK

By: _____________________________

Name: ___________________________
Title: __________________________

                                                                ANNEX B-1 to the
                                                              Pricing Supplement

                                                              October [  ], 1999
To:      [CEDE & CO., as nominee of
         The Depository Trust Company]



                             IBM Credit Corporation
                           $250,000,000 Floating Rate
                     Medium-Term Notes due November 1, 1999
                            Extendible (the "Notes")
                                CUSIP: 44922L4U7

Pursuant to the terms of the Notes we hereby give you notice of the following:

(i)     the [CMT Rate] has been determined to be [ ];

(ii) the Notes [may be extended] [will not be extended] beyond the Initial Maturity Date.

(iii) [all Notes will be subject to mandatory redemption on the Initial Maturity Date at par.]*

        [the Notes will be subject to extension upon delivery of an extension notice to the Trustee as provided in Annex A to the Note in the form set forth in Annex B-2 to the Note. Any Note so extended will mature on the Extendible Maturity Date and will have a fixed rate of interest of __% per annum.]**

[(iv) any Note with respect to which the Noteholder does not elect to extend (or as to which such Noteholder's extension notice is received after the Notice Deadline will be redeemed at a price of ___ on the Initial Maturity Date.]

Words and expressions used herein have the meanings ascribed thereto in the Notes.


--------
*Delete if the Notes will be extendible beyond the Initial Maturity Date. **Delete if the Notes will not be extendible beyond the Initial Maturity Date.

THE CHASE MANHATTAN BANK

By: _____________________________

Name: ___________________________
Title: __________________________

                                                                ANNEX B-2 to the
                                                              Pricing Supplement


                                            October __, 1999*

The Chase Manhattan Bank
450 West 33rd Street
New York, New York 10001

Dear Sirs:

                             IBM Credit Corporation
                           $250,000,000 Floating Rate
                     Medium-Term Notes due November 1, 1999
                            Extendible (the "Notes")
                                CUSIP: 44922L4U7

We are the holders of $_____ principal amount of Notes.

Pursuant to the terms of the Notes we hereby give notice of our election to extend the maturity of $___ principal amount of Notes held by us to the Extendible Maturity Date (as defined in the Notes).




[CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY] [Noteholder]

By: _____________________________

Name: ___________________________
Title: __________________________
Date: ___________________________



--------
* To be dated and received by The Chase Manhattan Bank at least five business days prior to November 1, 1999